SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): November 16, 1998


                            VULCAN MATERIALS COMPANY
             (Exact name of registrant as specified in its charter)

                                   New Jersey
                 (State or other jurisdiction of incorporation)

                1-4033                                63-0366371
       (Commission File Number)         (I.R.S. Employer Identification Number)

                   One Metroplex Drive, Birmingham, Alabama
                   (Address of principal executive offices)

      Registrant's telephone number, including area code (205) 877-3000


Item 5. Other Events

            On November 16, 1998, Vulcan Materials Company issued the following press release:

             VULCAN MATERIALS COMPANY TO ACQUIRE CALMAT COMPANY FOR
                                  $31 PER SHARE
    Creates Largest Coast-to-Coast Producer of Quality Construction Materials

BIRMINGHAM, ALA and LOS ANGELES (NOVEMBER 16, 1998) - Vulcan Materials Company [NYSE: VMC] and CalMat Company [NYSE: CZM] today announced they have entered into a definitive merger agreement providing for the acquisition of all of the shares of CalMat by Vulcan Materials at a per-share price of $31 in cash. The transaction has a total equity value of $760 million, and Vulcan Materials will assume approximately $130 million in CalMat debt for a total transaction value of $890 million.

 This combination further solidifies Vulcan Materials' position as the nation's largest producer of construction aggregates, serving 21 western, midwestern, southwestern and southern states from

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

Virginia to California. The combined company, which will also be one of the nation's largest producers of asphalt mix for highway construction, will have 1998 estimated sales of $2.3 billion and 8,700 employees.

Under the terms of the agreement, a tender offer will be commenced this week to purchase all outstanding shares of CalMat for $31 per share in cash. The tender offer is expected to expire on January 1, 1999, with anticipated closing on January 4, 1999. The Boards of Directors of Vulcan Materials and CalMat have approved the agreement, and CalMat's board has voted unanimously to recommend that all CalMat shareholders tender their shares. The transaction is expected to be neutral to Vulcan's 1999 earnings per share, and to be accretive to earnings per share in 2000. The transaction is not conditioned upon financing. Under the terms of the definitive agreement, CalMat has agreed not to pay its regular quarterly dividend of $.10 a share for the fourth quarter of 1998.

Donald M. James, Vulcan Materials chairman and chief executive officer, said, "This combination creates a premier, fast-growing construction materials company with strong positions throughout the Sunbelt, midwest and west. Our combined geographic diversity and strong capital base will position us for better growth than Vulcan Materials and CalMat could achieve as separate companies, while strengthening our ability to withstand economic uncertainty. The strategic fit of Vulcan and CalMat has been recognized by both companies' managements for over a decade. We are pleased that Vulcan's strong balance sheet makes this transaction possible at a time when Vulcan's interest rates are extremely favorable and the outlook for our industry and our markets is bright. In addition to the excellent strategic fit, we believe that Vulcan Materials and CalMat should benefit through the exchange of best practices in operations, procurement, product quality, and customer service. CalMat, as a subsidiary of Vulcan Materials, will continue to be headquartered in Los Angeles."

A. Frederick Gerstell, CalMat's chairman and chief executive officer, said, "CalMat's roots in California go back more than a century, and we are proud of what we have accomplished. As we look to the future, it is clear to us that this strategic alliance will enhance our leadership role in the future of the west. We are delighted to join with Vulcan Materials, which has fulfilled a similar historic leadership role in the eastern half of the United States. Together, we are positioned for continued growth as we enter the next century."

"This transaction delivers an attractive price to CalMat's shareholders, and provides our customers the assurance of reliable supplies of the highest-quality products and services well into the future," Mr. Gerstell continued. "This transaction provides our employees with greater opportunities to grow along with our combined company. We believe that, as a result, our communities, customers and employees will benefit. We look forward to a productive partnership with Vulcan Materials."


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


Donald M. James, chairman and chief executive officer of Vulcan Materials, will continue as chairman and chief executive officer of the combined company. A. Frederick Gerstell, chairman and chief executive officer of CalMat, will become vice chairman and a director of Vulcan Materials. Mr. James said, "We are extremely pleased that Fred will be joining our company. Fred is a leader in the construction materials industry, and his background and experience will be invaluable in helping to guide the combined company."

Goldman, Sachs & Co. acted as financial advisor to Vulcan Materials Company. Credit Suisse First Boston Corporation acted as financial advisor to CalMat Company.

Vulcan Materials Company is the largest producer of construction aggregates in the United States and is recognized as one of the nation's leading producers of chemicals.

CalMat Company is one of the largest U.S. producers of construction aggregates and asphalt mix for highway construction.

This release contains forward-looking statements based on current expectations that involve risk and uncertainties including, but not limited to, national and regional economic conditions, adverse weather conditions in the companies' markets, levels of construction spending in the companies' major markets, unexpected operational difficulties and other risks as described in the companies' annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Although the companies believe that the expectations reflected in such forward-looking statements, are based upon reasonable assumptions, they can give no assurance that its expectations will be achieved. Actual results and events may differ materially from what is expressed or forecasted in such forward-looking statements.

Note to Editors: Today's news release, along with other news about Vulcan Materials Company and CalMat Company, is available on the Internet at http//www calmat.com and http://www.vulcanmat.com.

                                   - END -

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    VULCAN MATERIALS COMPANY




                                    /s/ William F. Denson, III
                                    William F. Denson, III
                                    Senior Vice President, Law and Secretary
Date: November 16, 1998